Exhibit 10.56
AMENDMENT No. 2 TO
EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is entered into as of January 20, 2009 (the “Amendment Effective Date”) by and between OXiGENE, Inc., a Delaware corporation (“OXiGENE”) and James B. Murphy, an individual (the “Executive”), and amends the Employment Agreement (the “Agreement”) entered into by and between OXiGENE and Executive as of February 23, 2004 and amended as of December 30, 2008. Pursuant to Section 9 of the Agreement, the Agreement is hereby amended as follows:
     1. Section 6.3 (a) of the Agreement is hereby replaced with the following paragraph:
     A lump sum cash payment equal to twelve (12) months of the Executive’s then-current Base Salary; plus
     2. Section 6.3 of the Agreement is hereby amended to include the following paragraph:
     (c) should Executive timely elect and be eligible for COBRA coverage, payment of Executive’s COBRA premiums for the Executive and the Executive’s immediate family’s medical and dental insurance coverage for a period of twelve (12) months; provided, that OXiGENE shall have no obligation to provide such coverage if Executive becomes eligible for medical and dental coverage with another employer. Executive shall give prompt written notice to the Company on attaining such eligibility.
     3. Section 6.4 of the Agreement is hereby replaced with the following paragraphs:
     If, following any Change in Control (as such term is defined below) and prior to the expiration of one (1) year from the date of such Change in Control, (1) Employee’s employment is terminated (other than for Cause or the Employee’s disability) or (2) in the event of a Termination with Good Reason, then
(a)	A payment equal to Employee’s then-current Base Salary for a period of twelve (12) months, payable on OXiGENE’s normal paydays;

(b)	All stock options, stock appreciation rights, restricted stock and other incentive compensation granted to the Employee by OXiGENE shall vest and be immediately exercisable. Employee may exercise all such vested options and rights, and shall receive payments and distributions accordingly; and

(c)	should Employee timely elect and be eligible for COBRA coverage, payment of Employee’s COBRA premiums for the Employee and the Employee’s immediate family’s medical and dental insurance coverage for a period of twelve (12) months; provided, that OXiGENE shall have no obligation to provide such coverage if Employee becomes eligible for medical and dental coverage with another employer. Employee shall give prompt written notice to the Company on attaining such eligibility.
“Change in Control” shall mean the occurrence of any of the following events:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of OXiGENE representing more than 50% of the total voting power represented by OXiGENE’s then outstanding voting securities (excluding for this purpose any such voting securities held by OXiGENE or its affiliates or by any employee benefit plan of OXiGENE) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or
(ii) Merger/Sale of Assets. (A) A merger or consolidation of OXiGENE whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of OXiGENE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of OXiGENE or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of OXiGENE approve an agreement for the sale or disposition by OXiGENE of all or substantially all of OXiGENE’s assets; or
(iii) Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of OXiGENE as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to OXiGENE).
For the purposes of this Agreement, a Change in Control must also meet the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5).
     Except as set forth above, the Agreement shall remain in full force and effect according to its original terms.

OXiGENE, Inc.

/s/ James B. Murphy James B. Murphy	By: Name:	/s/ John A. Kollins John A. Kollins
	Title:	Chief Executive Officer